Exhibit 99.1

Modiv Announces First Quarter 2022 Results

NEWPORT BEACH, CA, May 16, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced operating results for the first quarter ended March 31, 2022.

Highlights for the quarter ended March 31, 2022 including subsequent events:

•	Total revenue of $9.6 million, a 7% year-over-year increase

•	AFFO of $3.0 million, or $0.39 per basic share and $0.29 per diluted share, a 33% year-over-year increase

•	Acquired over $133 million of properties at a blended weighted average cap rate of greater than 7.9%

•	Declared monthly dividends per common share of $0.09583, equivalent to an annual rate of $1.15 per share

Summary of recent property investments:

Acquisition Date	Tenant	Purchase Price	ABR (1)	Initial Cap Rate (2)	Weighted Average Cap Rate (3)	Lease Term (years)	Rent Escalations	Frequency
April 2022	Lindsay Precast	$56,150,000	$3,734,141	6.65%	8.52%	25	2.0%	Annually
January 2022	Kalera	8,079,000	565,530	7.00%	8.94%	20	2.5%	Annually
January 2022	KIA of Carson	69,275,000	3,948,000	5.70%	7.30%	25	2.0%	Annually
		$133,504,000	$8,247,671	6.18%	7.91%	24	2.0%

(1)	ABR is the annual base rent.

(2)	Initial Cap Rate is the ABR divided by the purchase price.

(3)	Weighted Average Cap Rate is the average of total fixed rent over the lease term divided by the purchase price.

“Modiv has executed upon a significant number of milestones year-to-date, including our public offering and NYSE listing, entering into a new $250 million credit facility and closing over $133 million in acquisitions at a weighted average cap rate of greater than 7.9%. Our strong operating results were driven by diligent execution of our strategic priorities, which include increasing our weighted average lease term to 10.6 years, reducing our office exposure to 35%, and maintaining strong credit quality to support future growth,” said Aaron Halfacre, Chief Executive Officer. “As a management team, given our decades of real estate experience and having managed real estate through multiple economic cycles, we are confidently positioned to make patient and prudent capital allocation decisions focused on creating long-term value for our shareholders. Even in the current market environment, Modiv remains well-positioned to drive continued growth in 2022.”

Financial review for the first quarter 2022

Total Revenues

Total revenues increased 7% to $9.6 million, from $9.0 million reported in the prior year quarter. The increase in revenue primarily reflected an increase in rental income from acquisitions made in the second half of 2021 and early first quarter 2022, partially offset by six property dispositions during the same time period.

Operating Results

The first quarter of 2022 included a $7.4 million gain on the sale of real estate investments, which was offset by a $17.3 million one-time, non-cash impairment of goodwill relating to our legacy crowdfunding business and a $1.7 million loss on early extinguishment of debt resulting from our new credit facility. The goodwill impairment relates to the 2019 acquisition of our former sponsor’s crowdfunding platform, which we closed as a result of our listing event. The impairment charge, taken in accordance with GAAP, resulted from the current market value of the Company’s common stock being materially below both the historical net asset value and the book value of our equity.

In total, net loss attributable to common stockholders was $11.1 million, or $1.47 per basic share and diluted share, compared to a net loss of $903,648, or $0.12 per basic and diluted share in the prior year period.

Adjusted Funds from Operations (AFFO)

AFFO increased 33% to $3.0 million, or $0.39 per basic share and $0.29 per diluted share from AFFO of $2.2 million, or $0.29 per basic share and $0.25 per diluted share versus the prior year period. This result was driven primarily by accretive acquisitions and the portfolio’s annual rental increases.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Dividend Information

As previously announced, Modiv declared a monthly cash dividend per common share of $0.09583 payable to common stockholders of record as of April 29, 2022, May 31, 2022 and June 30, 2022 which will be paid on or about May 25, 2022, June 27, 2022 and July 25, 2022, respectively. The current monthly dividend amount of $0.09583 per share represents an annualized dividend rate of $1.15 per share of common stock.

Real Estate Portfolio Highlights

Investment Activity

In January 2022, the Company originated $77.4 million of gross investments in two property acquisitions. Subsequent to the close of the quarter, in April 2022, the Company invested $56.1 million in a portfolio of eight properties leased to Lindsay Precast, LLC at attractive weighted average cap rates as set forth in the above table. The acquisition of Lindsay Precast’s portfolio of properties includes $2.8 million of expansion capital for one of the properties in Colorado and reflects a 25-year lease term with 2% annual rent increases.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property. The vast majority of Modiv’s real estate leases have annual rent escalations, which generally range from 2-3%.

Disposition Activity

During February 2022, the Company sold three office properties and one industrial property for aggregate net proceeds of $16.9 million, a portion of which was redeployed in the acquisition of the Lindsay Precast portfolio.

Portfolio

As of March 31, the Company’s portfolio consisted of 36 properties. The portfolio had approximately 2.3 million square feet of aggregate leasable space 100% leased to 29 different commercial tenants doing business in 15 separate industries in 14 states.

As of May 16, 2022, the Company’s portfolio consisted of 44 properties located in 16 states. Modiv’s real estate investment portfolio is comprised of approximately 46% industrial, 19% retail and 35% office (expressed as a percentage of annual base rent for the next twelve months). As part of the Company’s goal to continue to reduce office exposure, Modiv’s real estate investment portfolio has decreased its office allocation by 15% since September 30, 2021.

Pro forma annualized base rent (based on rates in effect on March 31, 2022) for all lease contracts including the Lindsay Precast acquisition discussed above, totaled $34.4 million. Approximately 55% of the Company’s tenants have (or whose parent company has) an investment-grade credit rating from a recognized credit rating agency of “BBB-” or better, and the pro forma portfolio’s weighted average lease term was 10.6 years as of March 31, 2022.

Capital Transactions, Balance Sheet and Liquidity

On February 10, 2022, the Company announced the pricing of an underwritten public offering of 40,000 shares of its Class C Common Stock at a price to the public of $25.00 per share. The shares of Class C Common Stock began trading on February 11, 2022, on the New York Stock Exchange (“NYSE”) under the ticker symbol “MDV,” and the offering closed on February 15, 2022. The purpose of this offering was to facilitate the listing of Modiv’s Class C Common Stock previously raised via crowdfunding technology and provide liquidity for the Company’s existing stockholders.

On February 18, 2022, the Board of Directors authorized up to $20 million in repurchases of the Company’s outstanding shares of common stock through December 31, 2022. Purchases made pursuant to the program will be made from time to time in the open market, in privately negotiated transactions or in any other manner as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program may be suspended or discontinued at any time.

On March 30, 2022, the Company filed a registration statement on Form S-3 to issue and sell from time to time, together or separately, the following securities at an aggregate public offering price that will not exceed $200,000,000: Class C common stock, preferred stock, warrants, rights and units.

As of March 31, 2022, total cash and cash equivalents were $25 million and the Company had $166 million of outstanding indebtedness consisting of $45 million of mortgages and $121 million outstanding on the Company’s credit facility. On January 18, 2022, $108 million of mortgages and the $8 million balance on the prior credit facility were refinanced upon the closing of the new $250 million credit facility described above. The Company also borrowed $36 million under the new credit facility to refinance the mortgage on one of the properties acquired in January 2022 and an additional $22 million of mortgages were repaid in connection with the February asset sales described above.

After making a $35 million prepayment on the credit facility in early March, the Company had $45 million of mortgages and $121 million outstanding under its credit facility as of March 31, 2022, with available borrowing capacity of approximately $80 million. In April 2022, the Company borrowed $44,000,000 to fund the acquisition of the eight-property portfolio of industrial properties leased to Lindsay Precast, drew the remaining $50,000,000 available under the Term loan commitment and reduced the Revolver to $14,775,000. As of May 16, 2022, the Company has available borrowing capacity of approximately $36 million on the Revolver.

On May 10, 2022, the Company purchased a five-year swap at 2.258% on its $150,000,000 Term Loan that results in a fixed interest rate of 3.858% on the Term Loan when the Company’s leverage ratio is less than or equal to 40%. As part of this transaction, the Company sold a one-time option to terminate the swap on December 31, 2024, which reduced the swap rate. Under the Credit Facility, the interest rate will continue to vary based on the Company’s leverage ratio. Based on the current balance sheet, approximately 93% of the Company’s indebtedness holds a fixed interest rate.

Until the Company achieves scale with total assets of at least $1.0 billion, it is targeting an intermediate-term leverage ratio of approximately 40% with a long-term goal of reducing leverage upon reaching scale. After taking into account the new credit facility, the two acquisitions in January 2022, and four dispositions in February 2022, the Company’s leverage (defined as debt as a percentage of the aggregate fair value of the Company’s real estate properties plus the Company’s cash and cash equivalents) as of March 31, 2022 was 34%. The Company may seek to increase near-term leverage if it identifies attractive acquisition opportunities in advance of raising additional equity or completing dispositions.

2022 Annual Guidance

The Company is establishing an initial 2022 AFFO per share guidance range of $1.26 to $1.36. This AFFO per share guidance reflects expected dispositions of office properties and further acquisitions of industrial properties during the next seven months of 2022.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held Monday, May 16, 2022, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the first quarter 2022 operating results and answer questions.

Live conference call: 1-877-514-3620 at 8:00 a.m. Pacific Time, Monday, May 16
Webcast: To listen to the webcast, either live or archived, use this link https://event.choruscall.com/mediaframe/webcast.html?webcastid=ZjRceJxJ or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of March 31, 2022, Modiv had a $500 million real estate portfolio (based on estimated fair value) comprised of 2.3 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s prospectus dated February 10, 2022, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated May 16, 2022 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

MODIV INC.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2022 and 2021
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Rental income	$9,648,649	$8,974,870

Expenses:
General and administrative	2,106,183	2,678,239
Stock compensation expense	511,865	604,645
Depreciation and amortization	3,300,492	4,024,703
Interest expense	1,568,175	1,781,136
Property expenses	2,764,592	1,754,947
Impairment of goodwill	17,320,857	—
Total expenses	27,572,164	10,843,670

Other operating loss:
Gain on sale of real estate investments	7,400,777	289,642
Operating loss	(10,522,738)	(1,579,158)

Other (expense) income:
Interest income	13,435	50
Income from unconsolidated investment in a real estate property	95,464	72,467
Gain on forgiveness of economic relief note payable	—	517,000
Loss on early extinguishment of debt	(1,725,318)	—
Other, net	65,993	85,993
Other (expense) income, net	(1,550,426)	675,510

Net loss	(12,073,164)	(903,648)
Less: net loss attributable to noncontrolling interest in Operating Partnership	1,928,029	—
Net loss attributable to Modiv Inc.	(10,145,135)	(903,648)
Preferred stock dividends	(921,875)	—
Net loss attributable to common stockholders	$(11,067,010)	$(903,648)

Net loss per share attributable to common stockholders
Basic and diluted	$(1.47)	$(0.12)

Weighted-average number of common shares outstanding
Basic and diluted	7,533,158	7,706,621

Distributions declared per share of common stock	$0.3875	$0.2625

MODIV INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Real estate investments:
Land	$94,309,538	$61,005,402
Building and improvements	291,543,521	251,246,290
Tenant origination and absorption costs	21,847,712	21,504,210
Equipment	4,429,000	—
Total investments in real estate property	412,129,771	333,755,902
Accumulated depreciation and amortization	(40,911,625)	(37,611,133)
Total investments in real estate property, net	371,218,146	296,144,769
Unconsolidated investments in a real estate property	9,941,435	9,941,338
Total real estate investments, net	381,159,581	306,086,107
Real estate investments held for sale, net	—	31,510,762
Total real estate investments, net	381,159,581	337,596,869
Cash and cash equivalents	25,344,063	55,965,550
Restricted cash	—	2,441,970
Receivable from early termination of lease	1,641,767	1,836,767
Tenant receivables	7,220,013	5,996,919
Above-market lease intangibles, net	658,563	691,019
Prepaid expenses and other assets	7,809,681	5,856,255
Assets related to real estate investments held for sale	—	788,296
Goodwill	—	17,320,857
Total assets	$423,833,668	$428,494,502

Liabilities and Equity
Mortgage notes payable, net	$44,711,910	$152,223,579
Mortgage notes payable related to real estate investments held for sale, net	—	21,699,912
Total mortgage notes payable, net	44,711,910	173,923,491
Credit facility revolver	20,775,000	8,022,000
Credit facility term loan, net	98,786,750	—
Accounts payable, accrued and other liabilities	8,783,533	11,844,881
Below-market lease intangibles, net	10,739,866	11,102,940
Interest rate swap derivatives	—	788,016
Liabilities related to real estate investments held for sale	—	383,282
Total Liabilities	183,797,059	206,064,610

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of March 31, 2022 and December 31, 2021	2,000	2,000
Class C common stock $0.001 par value, 300,000,000 shares authorized; 7,601,081 and 7,426,636 shares issued; and 7,550,218 and 7,426,636 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	7,601	7,427
Class S common stock $0.001 par value, 100,000,000 shares authorized, no and 63,768 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	64
Additional paid-in-capital	275,371,078	273,441,831
Treasury stock, 50,863 shares and no shares as of March 31, 2022 and December 31, 2021, respectively	(852,721)	—
Cumulative distributions and net losses	(115,598,562)	(101,624,430)
Total Modiv Inc. equity	158,929,396	171,826,892
Noncontrolling interest in the Operating Partnership	81,107,213	50,603,000
Total equity	240,036,609	222,429,892
Total liabilities and equity	$423,833,668	$428,494,502

MODIV INC.
Reconciliation of Non-GAAP Measures
For the Three Months Ended March 31, 2022 and 2021
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net loss (in accordance with GAAP)	$(12,073,164)	$(903,648)
Preferred stock dividends	(921,875)	—
Net loss attributable to common stockholders and Class C OP Units	(12,995,039)	(903,648)
FFO adjustments:
Add: Depreciation and amortization of real estate properties	3,300,492	3,564,560
Amortization of lease incentives	71,394	65,301
Depreciation and amortization for unconsolidated investment in a real estate property	190,468	181,786
Less: Gain on sale of real estate investments, net	(7,400,777)	(289,642)
FFO attributable to common stockholders and Class C OP Units	(16,833,462)	2,618,357
AFFO adjustments:
Add: Amortization of corporate intangibles	—	460,143
Impairment of goodwill	17,320,857	—
Stock compensation	511,865	604,645
Deferred financing costs	1,266,725	99,069
Non-recurring loan prepayment penalties	615,336	—
Swap termination costs	733,000	23,900
Amortization of above-market lease intangibles	32,456	32,455
Acquisition fees and due diligence expenses, including abandoned pursuit costs	586,669	10,744
Less: Deferred rents	(110,505)	(274,823)
Unrealized gains on interest rate swaps	(788,016)	(427,119)
Amortization of below-market lease intangibles	(363,074)	(367,575)
Gain on forgiveness of economic relief note payable	-	(517,000)
Other adjustments for unconsolidated investment in a real estate property	(188)	(32,194)
AFFO attributable to common stockholders and Class C OP Units	$2,971,663	$2,230,602

Weighted average shares outstanding:
Basic	7,533,158	7,706,621
Fully Diluted (1)	10,193,498	8,926,585

FFO Per Share:
Basic	$(2.23)	$0.34
Fully Diluted	$(2.23)	$0.29

AFFO Per Share
Basic	$0.39	$0.29
Fully Diluted	$0.29	$0.25

(1)	Includes the Class M, Class P and Class R OP Units to compute the weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three Months Ended March 31, 2022 and 2021
(Unaudited)

	Three Months Ended March 31,
	2022		2021
Net loss	$(12,073,164)		$(903,648)

Add: Depreciation and amortization	3,300,492		4,024,703
Depreciation and amortization for unconsolidated investment in a real estate property	190,468		181,786
Interest expense	1,568,175		1,781,136
Loss on early extinguishment of debt	1,725,318		—
Interest expense on unconsolidated investment in real estate property	97,645		100,053
Impairment of goodwill	17,320,857		—
Stock compensation	511,865		604,645
Less: Gain on sale of real estate investments, net	(7,400,777)		(289,642)
Adjusted EBITDA	$5,240,879		$5,499,033

Annualized Adjusted EBITDA	$20,963,516		$21,996,132

Net debt:
Debt	$165,509,220		$191,082,520
Cash and restricted cash	(25,344,063)		(5,535,280)
	$140,165,157		$185,547,240

Net debt / Adjusted EBITDA	6.7	x	8.4	x

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense and non-cash items such as non-cash compensation expenses. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

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